EXHIBIT 99.1
                                                                  ------------


                                Contacts:  Duane Reade Holdings, Inc.
                                           John Henry
                                           (212) 273-5746
                                           SVP-Chief Financial Officer

                                           Investors: Cara O'Brien/Caren Barbara
                                           Press: Melissa Merrill
                                           (212) 850-5600
                                           Financial Dynamics


                      DUANE READE HOLDINGS, INC. REPORTS
             PRELIMINARY FOURTH QUARTER AND FULL YEAR 2006 RESULTS

     ~ Fourth Quarter Adjusted FIFO EBITDA Increases From $4.3 Million to
                        $21.7 Million Year-Over-Year ~

 ~ Full Year Adjusted FIFO EBITDA of $63.6 Million - Up 51% Year-Over-Year ~

~Fourth Quarter Operating Loss Improves to $14.4 Million From $44.7 Million in
                                 Prior Year ~

  ~ Full Year Operating Loss Improves to $20.2 Million From $79.9 Million in
                                 Prior Year ~

    ~ President and CEO Rick Dreiling Appointed as Chairman of the Board ~

 ~ $39.4 Million Equity Commitment for Growth Capital, $13.0 Million Funded ~


NEW YORK, NY - APRIL 2, 2007 - Duane Reade Holdings, Inc. today reported preliminary financial results for the fourth quarter and year ended December 30, 2006.

FOURTH QUARTER KEY HIGHLIGHTS

    o Adjusted FIFO EBITDA improved to $21.7 million from $4.3 million, representing the fourth consecutive quarter of sequential EBITDA growth

    o Front-end same-store sales reached Company record growth of 8.1% and pharmacy same-store sales grew 6.0%

    o    Gross margin expanded to 21.1% from 18.6% in the prior year period

    o Selling, general, and administrative expenses as a percentage of sales improved to 17.0% compared to 18.4% in the prior year period

    o Net loss declined to $30.4 million from $61.5 million while operating loss improved to $14.4 million from $44.7 million in the prior year period

FULL YEAR KEY HIGHLIGHTS

    o Adjusted FIFO EBITDA improved 50.9% to $63.6 million from $42.2 million in 2005

    o    Gross margin improved to 20.5% from 19.0%

    o Net loss declined to $80.1 million from $100.4 million, while operating loss improved to $20.2 million from $79.9 million

FIRST QUARTER HIGHLIGHTS

    o As recently announced, the Board of Directors appointed Rick Dreiling to serve as Chairman of the Board of Directors of the Company, in addition to his current position as President and Chief Executive Officer.

    o On March 27, 2007, certain affiliates of Oak Hill Capital Partners, L.P. made an equity commitment of $39.4 million to acquire eight Manhattan store leases from Gristedes, open new stores and refresh existing stores. The equity commitment has been structured as preferred stock with warrants, of which $13.0 million has been funded to date.

Richard W. Dreiling, Chairman, President and Chief Executive Officer, commented, "In 2006 we achieved progress on our Duane Reade Full Potential strategic plan. Our turnaround initiatives resonated with our customers, who responded to improved customer service, enhanced merchandising presentations and expanded assortments, as well as the updated `look and feel' of our stores. These advances, coupled with process improvements and reduced costs, enabled us to achieve a significant increase in Adjusted FIFO

EBITDA over 2005. The accomplishments of the past year are a credit to the quality, experience and focus of our management team and we look forward to continued improvements in the current year."

"We are also grateful for the continued support of Oak Hill. I am very pleased that the Board of Directors has appointed me Chairman and that Oak Hill and its partners have decided to increase their investment in the Company to support the Gristedes transaction. I look forward to continuing to work together with our entire team to enhance Duane Reade's leadership position as the number one drugstore chain in New York."

FOURTH QUARTER RESULTS

Net retail store sales, which exclude pharmacy resale activity, decreased 1.8% to $397.2 million from $404.7 million in the fourth quarter of 2005, which included an extra sales week. After adjusting for the extra week in the fourth quarter of the previous year, net retail sales increased by 5.7%. Total net sales decreased 0.5% to $414.5 million from $416.6 million in the fourth quarter of 2005. After adjusting for the extra week, total net sales increased by 6.8%. Total same-store sales increased by 7.2%, with a Company record front-end same-store sales increase of 8.1% and a pharmacy same-store sales increase of 6.0%.

Front-end  sales  were  driven  by  strong  performance  in  convenience  food, over-the-counter products and beauty categories. Pharmacy same-store sales achieved the strongest sequential quarterly growth in the past seven years largely due to a reduced impact of mandatory mail order programs, strong consumer acceptance of the Medicare Part D program and the Company's focus on customer service and convenience. Generic drugs, which typically sell at lower prices but yield higher margins than brand-named drugs, represented approximately 53.1% of pharmacy prescriptions for the fourth quarter, up 4.3% from the fourth quarter of 2005.

Gross margin for the fourth quarter increased to 21.1% from 18.6% in the prior year period, driven by improvements in front-end merchandising, higher selling margins, increased vendor allowances and lower shrink. Selling, general and administrative expenses declined by 142 basis points, reflecting improved process-driven store level productivity as well as reduced legal, litigation and consulting-related expenses.

The above factors resulted in an increase in Adjusted FIFO EBITDA, as defined on the attached schedule of preliminary operating data, to $21.7 million for the fourth quarter of 2006, versus $4.3 million in the prior year period. As a percentage of sales, Adjusted FIFO EBITDA increased to 5.2% from 1.0% in the fourth quarter of 2005.

Net loss for the quarter was $30.4 million, compared to a net loss of $61.5 million in the prior year period. The reduced loss was principally attributable to the improvement in gross margin, combined with the elimination of compensation-related costs associated with the departure of the former Chairman and Chief Executive Officer that were recorded during the fourth quarter last year. Results also reflect a reduced impairment charge, primarily due to the valuation of certain long-lived assets, as compared to the tradename impairment charge recorded in the prior year's fourth quarter.

Total debt at quarter end was $572.5 million, reflecting a decrease of $8.6 million from the balance at the end of the third quarter. Availability under the Company's revolving credit facility at quarter end was approximately $62.4 million, an increase of $7.8 million over the balance at the end of the third quarter.

FULL YEAR RESULTS

Net retail sales for the 52 weeks ended December 30, 2006 increased 1.7% to $1.530 billion from $1.505 billion in the prior year 53-week period. After adjusting for the extra week, net retail sales for the full year increased by 3.4%. Total net sales decreased 0.3% to $1.585 billion compared with $1.589 billion in the prior year. After adjusting for the extra week, total net sales increased by 1.3%. For the full year, total same-store sales increased 4.6% over the prior year period. Front-end same-store sales increased by 6.2%, while pharmacy same-store sales grew by 2.6%.

Gross margin increased to 20.5% from 19.0% in 2005. Selling, general and administrative expenses as a percentage of total net sales increased to 17.4% from 17.2% in 2005, mainly due to the impact of the decline in pharmacy resale activity in 2006. As a percentage of store sales, selling, general and administrative expenses declined by 21 basis points. Adjusted FIFO EBITDA, as defined on the attached schedule of operating data, increased by 50.9% to $63.6 million, or 4.0% of sales, from $42.2 million, or 2.7% of sales, in the prior period. Adjusted FIFO EBITDA of $63.6 million for 2006 is after the impact of approximately $1.5 million of costs that related to consulting engagements that were completed in February. In the 2005 fiscal year, these consulting costs included in Adjusted FIFO EBITDA were $3.7 million.

Net loss for the year was $80.1 million compared to a net loss of $100.4 million for 2005.

OUTLOOK FOR 2007

The Company's current expectations for the full year 2007 are as follows:

    o Adjusted FIFO EBITDA in the range of $76 million to $80 million, representing an improvement of 19% to 26% over 2006

    o    Net loss of $67 million to $71 million

    o Net retail sales, excluding pharmacy resale activity, in the range of $1.605 billion to $1.625 billion

    o Same-store sales growth in the range of 5.0% to 6.0% with - Front-end same-store sales growth in the range of 5.0% to 6.0%, and - Pharmacy same-store sales growth in the range of 5.5% to 6.5%.

    o A total of six expected net store additions, which includes the previously announced acquisition of eight Gristedes locations.

Mr. Dreiling concluded, "Our operational improvements have clearly taken hold, and we believe that the benefits of the turnaround process are in their early stages. During 2007, we will continue to focus on executing our original six point plan with specific emphasis on growing sales and expanding margins, improving operating efficiencies and optimizing our cost structure. We will also focus on building upon our leadership position in convenience, beauty, and health and wellness and bringing the best possible offerings and service to our valued customers. Plans for opening the recently announced eight Gristedes lease acquisitions are well underway, and we expect these stores to be in place during the second half of the year."

OTHER EVENTS

Based on new information provided to the Company, the Audit Committee, with the assistance of independent counsel, is currently conducting a review and investigation concerning the propriety of certain real estate transactions and related matters and whether the accounting for such transactions was proper. Based on the current progress of the review, the Company believes that no material corrections to the Company's results of operations for fiscal 2005 and 2006 will be necessary.

One of these transactions was recorded during the fourth quarter of fiscal 2004 for which the Company believes the accounting treatment was likely improper. The transaction may have resulted in operating income and Adjusted EBITDA for the five months ended December 25, 2004 being overstated by $3.5 million, goodwill and total assets being overstated by $3.5 million as of December 25, 2004 and subsequent balance sheet dates, and combined total stockholders' equity and total liabilities being overstated by $3.5 million as of the corresponding balance sheet dates. Other related corrections may also have an impact on the Company's financial condition and results of operations for fiscal 2005 and 2006, but the Company currently believes the impact of any such corrections on such financial condition and results will not be material.

The Company is currently in the process of determining whether any required corrections of the accounting treatment for transactions recorded prior to the July 30, 2004 Oak Hill acquisition (the "Acquisition") will have a material impact on the Company's financial statements for those periods. The Company believes, based on the current progress of the review and the application of purchase accounting in connection with the Acquisition, that any required corrections to the Company's accounting treatment for such transactions recorded in the pre-Acquisition periods will have no material impact on the Company's financial statements for the post-Acquisition periods. To date, the Company has determined that one such transaction, which resulted in the recording of approximately $2.1 million of pre-tax income during the 2001 fiscal year, should not have resulted in the recording of such income, although the correction of that item would not have any effect on the Company's financial condition or results of operations for periods subsequent to the Acquisition.

Because the review, which extends back to fiscal 2000, is not complete, the Company's current beliefs regarding the materiality of the effects of any necessary corrections are subject to change based on the final outcome of the review. It should be noted that the Company's conclusions with respect to the two above-mentioned transactions are preliminary. As noted above, there are other real estate related transactions and other related matters still under review. While the Company does not currently believe that a restatement of fiscal 2005 and 2006 is required, the review is not complete, and restatements of previously-issued financial statements may be required. As a result of the complexity of the ongoing review, the filing of the Company's annual report on Form 10-K for the year ended December 30, 2006 will be delayed, pending the completion of the review.

CONFERENCE CALL INFORMATION

The Company will hold a conference call on April 2, 2007 at 10:00 AM Eastern Time to discuss financial results for the fourth quarter and year ended December 30, 2006. A live webcast of the call will be accessible from the Investor Information section of the Duane Reade website (HTTP://WWW.DUANEREADE.COM), and the call will be archived on the website approximately one hour after completion of the call through April 16, 2007.
Additionally, a replay of the conference call will be available from approximately 12:00 PM Eastern Time on April 2, 2007 through April 16, 2007. The replay can be accessed by dialing (877) 519-4471 access code 8612010.

ABOUT DUANE READE

Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, greeting cards, photo supplies and photofinishing. As of December 30, 2006, the Company operated 248 stores.

EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE STATEMENTS IN THIS RELEASE AND THE ACCOMPANYING DISCUSSION ON THE EARNINGS CONFERENCE CALL ARE FORWARD-LOOKING AND MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. IN ADDITION, THIS DOCUMENT MAY CONTAIN STATEMENTS, ESTIMATES OR PROJECTIONS THAT CONSTITUTE "FORWARD-LOOKING" STATEMENTS AS DEFINED UNDER U.S. FEDERAL SECURITIES LAWS. FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES, WHICH MAY CAUSE THE COMPANY'S ACTUAL RESULTS IN FUTURE PERIODS TO DIFFER MATERIALLY FROM FORECASTED OR EXPECTED RESULTS. THOSE RISKS INCLUDE, AMONG OTHER THINGS, THE COMPETITIVE ENVIRONMENT IN THE DRUG STORE INDUSTRY IN GENERAL AND IN THE NEW YORK METROPOLITAN AREA, THE ABILITY TO OPEN AND OPERATE NEW STORES, THE CONTINUED EFFORTS BY PAYERS AND GOVERNMENT AGENCIES TO REDUCE PRESCRIPTION REIMBURSEMENT RATES AND PRESCRIPTION DRUG BENEFITS, THE STRENGTH OF THE ECONOMY IN GENERAL, THE ECONOMIC CONDITIONS IN THE NEW YORK GREATER METROPOLITAN AREA, CHANGES IN FEDERAL AND STATE LAWS AND REGULATIONS, INCLUDING THE POTENTIAL IMPACT OF CHANGES IN REGULATIONS SURROUNDING THE IMPORTATION OF PHARMACEUTICALS FROM FOREIGN COUNTRIES AND CHANGES IN LAWS GOVERNING MINIMUM WAGE REQUIREMENTS, CHANGES IN THE COMPANY'S OPERATING STRATEGY, CAPITAL EXPENDITURE PLANS OR DEVELOPMENT PLANS, THE COMPANY'S ABILITY TO ATTRACT, HIRE AND RETAIN QUALIFIED PHARMACY AND OTHER PERSONNEL, THE COMPANY'S SIGNIFICANT INDEBTEDNESS, LABOR DISTURBANCES, THE CONTINUED IMPACT OF, OR NEW OCCURRENCES OF, TERRORIST ATTACKS IN THE NEW YORK GREATER METROPOLITAN AREA AND ANY ACTIONS THAT MAY BE TAKEN IN RESPONSE, DEMOGRAPHIC CHANGES, THE COMPANY'S ABILITY TO LIMIT FRAUD AND SHRINK, THE RESULTS OF THE COMPANY'S REVIEW AND INVESTIGATION DESCRIBED ABOVE AND RECALLS OF PHARMACEUTICAL PRODUCTS DUE TO HEALTH CONCERNS OR OTHER REASONS. THOSE AND OTHER RISKS ARE MORE FULLY DESCRIBED IN DUANE READE'S REPORTS FILED WITH THE SEC FROM TIME TO TIME, INCLUDING ITS ANNUAL REPORTS ON FORM 10-K, QUARTERLY REPORTS ON FORM 10-Q AND CURRENT REPORTS ON FORM 8-K. YOU SHOULD NOT PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE THEY ARE MADE. EXCEPT TO THE EXTENT OTHERWISE REQUIRED BY FEDERAL
SECURITIES LAWS, WE DO NOT UNDERTAKE TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS.

                                     # # #

Table 1
                                      Duane Reade Holdings, Inc.
                          Consolidated Statements of Operations (Preliminary)
                                           (Unaudited)
                                          (In thousands)

                                                    FOR THE         FOR THE            FOR THE         FOR THE
                                                   13 WEEKS         14 WEEKS          52 WEEKS        53 WEEKS
                                                     ENDED           ENDED              ENDED           ENDED
                                                --------------  ---------------    --------------  --------------
                                                 December 30,      December 31,     December 30,   December 31,
                                                    2006             2005              2006            2005
                                                --------------  ---------------    --------------  --------------
Net sales                                           $ 414,465        $ 416,626        $1,584,778      $1,589,451
Cost of sales                                         327,138          339,126         1,260,252       1,287,855
                                                --------------  ---------------    --------------  --------------
Gross profit                                           87,327           77,500           324,526         301,596
                                                --------------  ---------------    --------------  --------------
Selling, general & administrative expenses             70,380           76,682           275,069         273,672
Labor contingency expense (income)                          -            1,100           (18,004)          4,400
Transaction expense (income)                                -             (136)                -             681
Depreciation and amortization                          18,400           17,280            72,609          70,594
Store pre-opening expenses                                  -              100               305             364
Other (see table 6)                                    12,964           27,125            14,747          31,761
                                                --------------  ---------------    --------------  --------------
                                                      101,744          122,151           344,726         381,472
                                                --------------  ---------------    --------------  --------------
Operating loss                                        (14,417)         (44,651)          (20,200)        (79,876)
Interest expense, net                                  14,718           14,686            56,947          50,004
                                                --------------  ---------------    --------------  --------------
Loss before income taxes                              (29,135)         (59,337)          (77,147)       (129,880)
Income tax expense (benefit)                            1,295            2,212             2,956         (29,492)
                                                --------------  ---------------    --------------  --------------
Net loss                                            $ (30,430)       $ (61,549)        $ (80,103)     $ (100,388)
                                                ==============  ===============    ==============  ==============

Table 2
                           Duane Reade Holdings, Inc.
                    Consolidated Balance Sheets (Preliminary)
                                   (Unaudited)
                                 (In thousands)

                                                               December 30,     December 31,
                                                                  2006             2005
                                                              --------------   -------------
Current Assets
     Cash                                                         $   1,395       $   1,362
     Receivables, net (1)                                            57,181          52,320
     Inventories (2)                                                218,924         235,639
     Deferred Income Taxes                                            2,412           7,717
     Prepaid Expenses and Other Current Assets                       25,659          26,114
                                                              --------------   -------------
       Total Current Assets                                         305,571         323,152

Property and Equipment, net (3)                                     208,148         229,134
Goodwill (3)                                                         72,242          67,791
Other Assets, net (4)                                               213,605         251,341
                                                              --------------   -------------
       Total Assets (3)                                           $ 799,566       $ 871,418
                                                              ==============   =============

Current Liabilities
     Accounts Payable (5)                                         $  83,410       $  72,711
     Accrued Expenses (6)                                            55,679          61,181
     Current Portion of Debt and Capital Leases (7) (8)             160,295         138,876
                                                              --------------   -------------
       Total Current Liabilities                                    299,384         272,768

Long Term Debt and Capital Leases                                   412,169         415,346
Deferred Income Taxes (3)                                            29,332          32,117
Other Liabilities (9)                                                54,595          67,265
                                                              --------------   -------------
       Total Liabilities (3)                                        795,480         787,496
                                                              --------------   -------------

Total Stockholders' Equity (3)                                        4,086          83,922
                                                              --------------   -------------

       Total Liabilities and Stockholders' Equity (3)             $ 799,566       $ 871,418
                                                              ==============   =============

(1) Includes third party pharmacy receivables of $39,274 and $36,673 at December 30, 2006 and December 31, 2005, respectively.

(2) Decrease in inventory from December 31, 2005 reflects the Company's working capital management initiatives as well as the impact of the closure of three net stores during the 2006 fiscal year.

(3) As discussed in this press release under "Other Events," as a result of the transactions discussed thereunder, as of December 31, 2005 and December 30, 2006:
     (i)    Property and  Equipment,  net may be  overstated  by an  immaterial amount;
     (ii)   Goodwill may be overstated by at least approximately $3.5 million;
     (iii) Total Assets may be overstated by the aggregate amount of the overstatements in Goodwill and Property and Equipment, net; and
     (iv) Deferred Income Taxes and Total Liabilities may be overstated by at least approximately $1.4 million;
     (v) Total Stockholders' Equity may be overstated by at least approximately $2.1 million; and
     (vi) Total Liabilities and Stockholders' Equity may be overstated by at least approximately $3.5 million.

(4) Decrease in other assets from December 31, 2005 is primarily due to the amortization of intangible assets resulting from the valuation step-up in connection with the Oak Hill acquisition.

(5) Increase in accounts payable from December 31, 2005 of $10.7 million is primarily due to increased merchandise receivings at year-end 2006 resulting from the deferring of the warehouse physical inventory into early 2007.

(6) Decrease in accrued expenses from December 31, 2005 is primarily due to the reduction of legal and professional fees resulting from the settlement of certain long-standing litigations.

(7) Increase in current portion of debt and capital leases from December 31, 2005 of $21.4 million reflects borrowings on the Company's asset-based revolving loan agreement to fund capital expenditures and general working capital needs during the year.

(8) The outstanding revolver loan balance of $157.1 million at December 30, 2006 and $135.7 million at December 31, 2005 has been classified as a current liability because cash receipts controlled by the lenders are used to reduce outstanding debt, and the Company does not meet the criteria of FAS 6 - "Classification of Short-Term Obligations Expected to be Refinanced," to reclassify the debt as long-term. It should be noted that this reclassification is not a result of a change in status or compliance with the terms of this indebtedness. The Company expects to continue to borrow under this facility until its maturity in 2011.

(9) Decrease in other liabilities from December 31, 2005 is primarily due to the reversal of the majority of the previously accrued labor contingency expenses recorded in connection with the settlement of the Company's labor contract negotiations.

Table 3

                                         Duane Reade Holdings, Inc.
                                        Operating Data (Preliminary)
                                                (Unaudited)
                                          (Dollars in thousands)

                                                        FOR THE       FOR THE        FOR THE        FOR THE
                                                       13 WEEKS       14 WEEKS       52 WEEKS      53 WEEKS
                                                         ENDED         ENDED          ENDED          ENDED
                                                      --------------------------------------------------------
                                                      December 30,   December 31,   December 30,  December 31,
                                                         2006           2005           2006          2005
                                                      ------------  -------------  -------------  ------------
LIFO EBITDA (1)                                           $ 3,983      $ (26,407)      $ 34,405      $ (4,201)
LIFO Expense (2)                                            1,383            447          3,033           831
                                                      ------------  -------------  -------------  ------------
FIFO EBITDA (1)                                           $ 5,366      $ (25,960)      $ 37,438      $ (3,370)
                                                      ------------  -------------  -------------  ------------

FIFO EBITDA as a percentage of net sales                     1.3%          -6.2%           2.4%         -0.2%

Adjusted FIFO EBITDA (3)                                 $ 21,728        $ 4,275       $ 63,632      $ 42,167

Adjusted FIFO EBITDA as a percentage of sales                5.2%           1.0%           4.0%          2.7%

Capital expenditures                                      $ 6,960        $ 6,828       $ 25,112      $ 25,214
Lease acquisitions and other investing activities         $ 1,170        $ 1,580        $ 6,396       $ 8,484

Same-store sales growth                                      7.2%           3.0%           4.6%          1.9%
Pharmacy same-store sales growth                             6.0%           0.9%           2.6%          0.8%
Front-end same-store sales growth                            8.1%           4.8%           6.2%          2.8%
Pharmacy sales as a % of net sales                          46.4%          46.0%          46.5%         48.1%
Third Party sales as a % of
   prescription sales                                       93.0%          92.6%          92.8%         92.7%

Average weekly prescriptions
   filled per store (4)                                       816            792            807           811

Number of stores at end of period                                                           248           251
Retail square footage at end of period                                                1,732,725     1,745,689
Average store size (sq.ft.) at end of period                                              6,987         6,955

(1) As used in this report, FIFO EBITDA means earnings before interest, income taxes, depreciation, amortization, debt extinguishment, expenses related to the acquisition transaction, labor contingency expense, non-cash charges and credits related to the LIFO inventory valuation method, extraordinary charges and other non-recurring charges. We believe that FIFO EBITDA, as presented, represents a useful measure of assessing the performance of our ongoing operating activities, as it reflects our earnings trends without the impact of certain non-cash charges and other non-recurring items. Targets and positive trends in FIFO EBITDA are used as performance measures for determining certain compensation of management. FIFO EBITDA is also used as a performance measure in our various debt agreements. LIFO EBITDA reflects FIFO EBITDA adjusted to include the effect of non-cash charges and credits related to the LIFO inventory valuation method.

We understand that, although security analysts frequently use FIFO EBITDA in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. FIFO EBITDA is not intended as an alternative to net income as an indicator of our operating performance, or as an alternative to any other measure of performance in conformity with generally accepted accounting principles, nor as an alternative to cash flow from operating activities as a measure of liquidity.

Reconciliations of net loss to FIFO EBITDA, Adjusted FIFO EBITDA and operating cash flow for each period included above and highlighted elsewhere in this document are provided in the tables on the following pages of this press release.

(2) LIFO expense for the 53 weeks ended December 31, 2005 includes the remaining portion of the purchase accounting valuation step-up of $0.5 million, offset by the estimated impact of inflation of approximately $1.4 million.

(3) As used in this report, Adjusted FIFO EBITDA means FIFO EBITDA as defined above, adjusted to exclude non-cash rent expense and certain charges related to the acquisition transaction, inventory valuation step-up adjustments, asset impairment charges, closed store costs, accounting investigation costs and certain other non-recurring payments that are not included in the definition of EBITDA used for our various debt agreements.

(4) Comparative stores only, does not include new stores.

Table 4

                           Duane Reade Holdings, Inc.
        Reconciliation of Net Sales to Retail Store Sales (Preliminary)
                                  (Unaudited)
                                 (in thousands)

                                                 FOR THE       FOR THE       FOR THE       FOR THE
                                                13 WEEKS      14 WEEKS      52 WEEKS      53 WEEKS
                                                 ENDED         ENDED         ENDED         ENDED
                                               -----------   -----------   -----------   -----------
                                               December 30,  December 31,  December 30,  December 31,
                                                  2006          2005          2006          2005
                                               -----------   -----------   -----------   -----------
Net sales                                       $ 414,465     $ 416,626    $1,584,778    $1,589,451
Resale activity                                    17,226        11,920        54,420        84,263
                                               -----------   -----------   -----------   -----------
Retail store sales                              $ 397,239     $ 404,706    $1,530,358    $1,505,188
                                               ===========   ===========   ===========   ===========


               Reconciliation of EBITDA to Net Loss and Net Cash
                 Provided by Operating Activities (Preliminary)
                                  (Unaudited)
                                (in thousands)


                                                 FOR THE       FOR THE       FOR THE       FOR THE
                                                13 WEEKS      14 WEEKS      52 WEEKS     53 WEEKS
                                                 ENDED         ENDED         ENDED         ENDED
                                               -----------   -----------   -----------   -----------
                                               December 30,  December 31,  December 30,  December 31,
                                                  2006          2005          2006          2005
                                               -----------   -----------   -----------   -----------
FIFO EBITDA                                     $   5,366     $ (25,960)    $  37,438     $  (3,370)
LIFO Expense                                        1,383           447         3,033           831
                                               -----------   -----------   -----------   -----------
LIFO EBITDA                                         3,983       (26,407)       34,405        (4,201)

Depreciation and amortization                     (18,400)      (17,280)      (72,609)      (70,594)
Labor contingency (expense) income                      -        (1,100)       18,004        (4,400)
Transaction (expense) income                            -           136             -          (681)
Interest expense                                  (14,718)      (14,686)      (56,947)      (50,004)
Income tax (provision) benefit                     (1,295)       (2,212)       (2,956)       29,492
                                               -----------   -----------   -----------   -----------
Net loss                                        $ (30,430)    $ (61,549)    $ (80,103)    $(100,388)
                                               -----------   -----------   -----------   -----------

Net loss                                          (30,430)      (61,549)      (80,103)     (100,388)
Adjustments to reconcile net loss
     to cash provided by operating activities:
  Depreciation and amortization                    19,314        18,428        76,559        74,510
  Deferred tax provision (benefit)                  1,111         1,594         2,520       (30,150)
  Non-cash rent expense                             3,275         3,111        10,956        13,243
  Impairment and other non-cash expense            10,373        16,600        10,584        14,496
Changes in operating assets and liabilities
(net of effect of acquisitions):
  Receivables                                     (10,008)        1,838        (4,861)        5,736
  Inventories                                      11,830        22,607        16,715        27,073
  Accounts payable                                 (2,159)         (429)       10,699        (7,018)
  Prepaid and accrued expenses                     14,871        14,431        (4,572)        2,343
  Other assets/liabilities, net                    (1,333)       (3,115)      (26,943)        3,159
                                               -----------   -----------   -----------   -----------
Cash provided by operating activities           $  16,844     $  13,516     $  11,554     $   3,004
                                               -----------   -----------   -----------   -----------

Calculation of Adjusted FIFO EBITDA

FIFO EBITDA as above                            $  5,366      $ (25,960)    $  37,438     $  (3,370)

Non-cash rent expense                               3,274         3,111        10,955        13,243
Former CEO-related expenses                           827         8,112         1,280        11,810
Oak Hill management fee                               312           312         1,250         1,250
Asset Impairment charges                           10,202        16,600        10,202        16,600
Closed store costs                                      -         2,100             -         2,100
Accounting investigation costs                        835             -           835             -
Other                                                 912             -         1,672             -
Purchase accounting inventory valuation
   adjustment (1)                                       -             -             -           534
                                               -----------   -----------   -----------   -----------
Adjusted FIFO EBITDA                            $ 21,728      $  4,275      $ 63,632      $ 42,167
                                               ===========   ===========   ===========   ===========

(1) The application of purchase accounting under SFAS 141 resulted in an increase in the inventory valuation by $8.5 million over FIFO cost as of July 30, 2004. During the period ended December 25, 2004, approximately $7.9 million of this non-cash purchase accounting adjustment was charged to cost of sales on a FIFO EBITDA basis. The balance of the purchase accounting adjustment was charged to cost of sales during the first quarter of 2005.

Table 5
                           Duane Reade Holdings, Inc.
                  Reconciliation of Range of Projected EBITDA
                           to Net Loss (Preliminary)
                                  (Unaudited)
                                 (in thousands)

                                                           For the 52 Weeks Ended
                                                              December 29, 2007
                                                    --------------------------------------
Net sales                                                $ 1,655,000          $ 1,675,000
Resale activity                                               50,000               50,000
                                                    -----------------    -----------------
Retail store sales                                       $ 1,605,000          $ 1,625,000
                                                    =================    =================


EBITDA (Adjusted FIFO Basis)                                $ 76,000             $ 80,000

Deferred rent expense                                        (10,100)             (10,100)
Other expense (1)                                             (5,900)              (5,900)
                                                    -----------------    -----------------
EBITDA (FIFO Basis)                                           60,000               64,000

LIFO expense                                                  (2,500)              (2,500)
                                                    -----------------    -----------------
EBITDA (LIFO Basis)                                           57,500               61,500

Depreciation and amortization expense                        (71,600)             (71,600)
Interest expense                                             (54,400)             (54,400)
Income taxes                                                  (2,500)              (2,500)
                                                    -----------------    -----------------
Net loss                                                 $   (71,000)         $   (67,000)
                                                    =================    =================

(1) Includes Oak Hill management fees, stock option expenses in accordance with FAS 123R and expenses attributable to the Company's former CEO.

Table 6
                           Duane Reade Holdings, Inc.
                  Components of "Other Expense" (Preliminary)
                                  (Unaudited)
                                (In thousands)

                                          FOR THE         FOR THE            FOR THE         FOR THE
                                         13 WEEKS         14 WEEKS          52 WEEKS        53 WEEKS
                                           ENDED           ENDED              ENDED           ENDED
                                       --------------  ---------------    --------------  --------------
                                        December 30,      December 31,     December 30,    December 31,
                                           2006             2005              2006            2005
                                       --------------  ---------------    --------------  --------------
Closed Store Costs                          $      -         $  2,100          $      -        $  2,100

Asset Impairment Charges                      10,202           16,600            10,202          16,600

Oak Hill Management Fee                          312              312             1,250           1,250

Accounting Investigation                         835                -               835               -

Former CEO Matters                               827            8,113             1,280          11,811

Other                                            788                -             1,180               -

                                       --------------  ---------------    --------------  --------------
Total Other Expense                         $ 12,964         $ 27,125          $ 14,747        $ 31,761
                                       ==============  ===============    ==============  ==============